UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/16/2007

Tesco Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28778

Alberta	76-0419312
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3993 West Sam Houston Parkway North
Suite 100
Houston, TX 77043-1211
(Address of principal executive offices, including zip code)

713-359-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 16, 2005, Tesco Corporation (the "Company"), Turnkey E&P Inc. ("Turnkey") and Robert M. Tessari, and employee of Turnkey ("Tessari") entered into a Consulting Agreement and Intellectual Property Rights Assignment (the "Agreement"), effective as of July 16, 2007 (the "Effective Date"). Tessari serves on the Board of Directors of the Company and was the founder and former Chief Executive Officer and Chief Technology Officer of the Company.

The Agreement provides that Turnkey will make Tessari available to provide consulting services to the Company from time to time and provide reasonable assistance in testing and developing the Company's products and services (the "Services"). The term of the Agreement is for three (3) years from the Effective Date and shall thereafter automatically renew for successive one (1) year terms unless any party gives one hundred eighty (180) days' written notice of termination prior to the renewal date.

As consideration for the Services, Turnkey will (i) be reimbursed for all reasonable, ordinary and necessary expenses incurred by Tessari in the performance of the Services and (ii) will receive preferred customer pricing on the Company's products as follows:

"        For purchased products, Turnkey shall receive preferred customer pricing equal to the lesser of (a) the Company's direct cost plus ten percent (10%) or (b) eighty-five percent (85%) of the lowest price charged to another customer of the Company that is not an affiliate. In the event that Turnkey can demonstrate that it can build a consumable product of the Company at a substantially lower cost than the Company, Turnkey may offer to the Company the right to provide such product at such lower price. If the Company chooses not to provide such product at such price, Turnkey may manufacture such product and pay the Company a royalty of 10% of Turnkey's manufacturing cost.

"        For rented products, the preferred customer day rate pricing shall be calculated as the sum of (a) the Company's direct manufacturing cost of the product divided by 730 plus (b) 10%. Turnkey guarantees a minimum of 200 rental days per year for each rented product.

In addition, in the event that Turnkey proposes development of a product or service (the "New Technology") that the Company does not want to design, test and/or commercialize, Turnkey shall have a limited, nonexclusive, nontransferable license to develop, manufacture and use the New Technology for its own internal purposes. If the Company subsequently decides to manufacture the New Technology, the Company shall give notice of such to Turnkey, and Turnkey shall thereafter be obliged to purchase any additional products containing the New Technology from the Company at the prices set forth above. In such event, the Company shall repay Turnkey three times the documented development cost of the New Technology.

All intellectual property rights in any way related to inventions made or conceived or reduced to practice within the oilfield services field pursuant to the Agreement will belong to the Company. In addition, all such inventions are work made for hire to the extent allowed by law and Tessari and Turnkey jointly and severally shall make all assignments necessary to accomplish the foregoing ownership described in this paragraph.

The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tesco Corporation

Date: November 19, 2007	By:	/s/ James A. Lank
James A. Lank
General Counsel & Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Consulting Agreement and Intellectual Property Rights Assignment by and between Tesco Corporation, Turnkey E&P Inc. and Robert M. Tessari